EXHIBIT 99.1

Frequency Electronics, Inc. Announces Fiscal Year 2012 Results

MITCHEL FIELD, N.Y., July 12, 2012 (GLOBE NEWSWIRE) -- Frequency Electronics, Inc. (Nasdaq:FEIM) reported revenues of $63.6 million for fiscal year 2012, which ended April 30, 2012, a 20% year-over-year increase compared to revenues of $53.2 million for fiscal 2011.

Operating profit for fiscal 2012 almost doubled to $6.9 million, compared to operating profit of $3.5 million for fiscal 2011.

Net income for fiscal 2012 was $7.4 million or $0.86 per diluted share, compared to net income of $6.0 million or $0.72 per diluted share, for fiscal 2011. In accordance with GAAP, net income included $3.1 million from the reversal of a deferred tax valuation allowance and recognition of a gain of $700,000 from the step acquisition of Elcom Technologies. Fiscal 2011 results included a $3.7 million reversal of the deferred tax valuation allowance established in prior years.

Commenting on the Company's performance and business outlook, Chairman of the Board General Joseph Franklin stated: "We are very pleased to have achieved this substantial increase in revenues and profitability for fiscal 2012. The outlook for this year, fiscal 2013, is excellent for both the US Government/DOD and Commercial sectors based on our pipeline of present recurring business and multiple long-term programs already under contract. In addition, we expect the acquisition of Elcom, completed in the final quarter of fiscal 2012, to be accretive this year. Opportunities for new business are also expanding as a result of the military's need to derive greater performance with less incremental cost by upgrading existing systems instead of funding new platforms. FEI's proprietary technology is a key element that supports the mission of "doing more with less." We are looking forward to another very good year and continued growth in fiscal 2013."

Selected Fiscal 2012 Financial Metrics and Other Items

  For fiscal year 2012, operating profit plus depreciation and amortization, cashless contributions to employee benefit plans and stock-based compensation ("Modified EBITDA") was $11.2 million compared to $7.0 million for fiscal year 2011, an increase of 61% year over year.
  Satellite payloads, the Company's dominant and fastest growing business area, represented 49% of consolidated revenues, up from 33% in the prior year, reflecting increases in both the US Government/DOD and Commercial sectors. More than two thirds of year-end backlog represents satellite business, about equally divided between US Government/DOD and Commercial applications.
  Activity to support hosted payloads accelerated with the award of three contracts in fiscal 2012, compared to a total of four such contracts over the prior five years. Frequency was an early participant in hosted payload development, in which third party payloads ride piggy-back in separate spaces that are set aside aboard satellites performing other missions. These payloads are a prime example of achieving increased productivity at lower cost, or "doing more with less." Participation in hosted payloads represents a major opportunity for FEI.
  Elcom Technologies, now FEI-Elcom Tech, will add to Frequency's consolidated revenues from their existing microwave device and subsystem business. (See Press Release of June 28, 2012, re: FEI-Elcom Tech's $4 million order.) When combined with FEI's legacy and resources, FEI-Elcom's addressable markets expand to include multiple new opportunities in SIGINT and other C4ISR applications. Of special importance, FEI-Elcom's advanced technology is being integrated into FEI's satellite payload systems. This will contribute to and accelerate FEI's realization of larger potential revenue, $25 million and more, from a single satellite payload.
  The fourth quarter acquisition of FEI-Elcom is considered a "step acquisition" by generally accepted accounting principles. Such an acquisition required the Company to remeasure its previously held equity interest in Elcom to fair value, resulting in the recognition of a gain of approximately $700,000. This gain partially offset previously recorded Elcom impairment charges and equity losses in fiscal year 2012 prior to the acquisition, Elcom's fourth quarter operating loss and acquisition transaction costs. The net effect of the Elcom-related reported gain and charges, reduced consolidated pretax income by approximately $1.2 million for fiscal year 2012. The Company anticipates that FEI-Elcom Tech will make a positive contribution to income in fiscal year 2013.
  Based on the Company's increasingly profitable performance for fiscal year 2012, Frequency's management believes it will be able to realize the tax benefits from the future deductibility of additional items included in its deferred tax assets. Therefore, in accordance with GAAP accounting criteria, the Company reversed $3.1 million of a $4.6 million valuation allowance against its deferred tax assets in the fiscal fourth quarter resulting in a net income tax benefit of $560,000 for fiscal year 2012. In fiscal year 2011, the Company made a similar assessment and reversed $3.7 million of the valuation allowance during the fourth quarter resulting in a net income tax benefit of $2.4 million for that fiscal year.

Investor Conference Call

As previously announced, the Company will hold a conference call to discuss these results on Thursday, July 12, 2012, at 4:30 PM Eastern Time. Investors and analysts may access the call by dialing 1-877-407-9205. International callers may dial 1-201-689-8054. Ask for the Frequency Electronics conference call.

The call will be archived on the Company's website through August 10, 2012. The archived call may also be retrieved at 1-877-660-6853 (domestic) or 1-201-612-7415 (international) using Passcodes (both are required for playback): Account: 286, Conference ID: 397368.

About Frequency Electronics

Frequency Electronics, Inc. is a world leader in the design, development and manufacture of high precision timing, frequency control and synchronization products for space and terrestrial applications.  Frequency's products are used in commercial, government and military systems, including satellite payloads, C4ISR markets, missiles, UAVs, aircraft, GPS, secure radios, energy exploration and wireline and wireless communication networks.  Frequency has received over 100 awards of excellence for achievements in providing high performance electronic assemblies for over 150 space and DOD programs.  The Company invests significant resources in research and development and strategic acquisitions world-wide to expand its capabilities and markets.

Frequency's Mission Statement: "Our mission is to provide precision time and low phase noise frequency generation systems from 1 Hz to 42 GHz, for space and other challenging environments."

Subsidiaries and Affiliates: Gillam-FEI provides expertise in wireline network synchronization and SCADA; FEI-Zyfer provides GPS and secure timing ("SAASM") capabilities for critical military and commercial applications; FEI-Asia provides cost effective manufacturing and distribution capabilities; FEI-Elcom Tech provides added resources for state-of-the-art RF microwave products.  Frequency's Morion affiliate supplies high-quality, cost effective quartz oscillators and components.  Additional information is available on the Company's website: www.frequencyelectronics.com

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:

The Statements in this press release regarding the future constitute "forward-looking" statements pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, inability to integrate operations and personnel, actions by significant customers or competitors, general domestic and international economic conditions, consumer spending trends, reliance on key customers, continued acceptance of the Company's products in the marketplace, competitive factors, new products and technological changes, product prices and raw material costs, dependence upon third-party vendors, competitive developments, changes in manufacturing and transportation costs, the availability of capital, and other risks detailed in the Company's periodic report filings with the Securities and Exchange Commission. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.

Frequency Electronics, Inc. and Subsidiaries
Consolidated Condensed Summary of Operations Data

	Quarter Ended		Year Ended
	April 30,		April 30,
	2012	2011	2012	2011
	(unaudited)		(audited)
	(in thousands except per share data)
Net Revenues	$17,153	$15,936	$63,595	$53,223
Cost of Revenues	11,006	10,365	38,977	33,254
Gross Margin	6,147	5,571	24,618	19,969
Selling and Administrative	3,808	3,018	13,825	11,398
Research and Development	907	1,459	3,860	5,081
Operating Profit	1,432	1,094	6,933	3,490
Interest and Other, Net	418	(2)	(121)	105
Income before Income Taxes	1,850	1,092	6,812	3,595
Income Tax Benefit	(2,330)	(3,580)	(560)	(2,420)
Net Income	$4,180	$4,672	$7,372	$6,015

Net Income per Share:
Basic	$0.50	$0.56	$0.89	$0.73
Diluted	$0.49	$0.55	$0.86	$0.72
Average Shares Outstanding
Basic	8,357,106	8,288,282	8,329,081	8,258,989
Diluted	8,551,046	8,475,096	8,540,955	8,363,023

Frequency Electronics, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets

	April 30,	April 30,
	2012	2011
	(in thousands)
ASSETS
Cash & Marketable Securities	$22,440	$20,632
Accounts Receivable	10,866	11,663
Costs and Estimated Earnings in Excess of Billings, net	7,207	2,409
Inventories	34,299	28,172
Other Current Assets	4,548	4,860
Property, Plant & Equipment	8,374	7,163
Other Assets	18,569	14,932
	$106,303	$89,831

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities	$16,181	$7,386
Long-term Obligations and Other	10,990	10,910
Stockholders' Equity	79,132	71,535
	$106,303	$89,831

Reconciliation of GAAP operating profit to Modified EBITDA:
	Year Ended
	April 30,
	2012	2011
	(in thousands)
GAAP operating profit	$6,933	$3,490
Depreciation & amortization	2,237	1,937
Deferred compensation expense	1,156	1,052
Stock-based compensation	863	476
Modified EBITDA	$11,189	$6,955

"Modified EBITDA" consists of operating profit plus certain non-cash expenses, including depreciation and amortization, contributions and accruals for employee benefit programs and stock-based compensation expense. Modified EBITDA is a non-GAAP operating metric used by the Company in assessing its operating results. The Company's definition of Modified EBITDA may differ from the definition of EBITDA used by other companies and may not be comparable to similarly titled measures used by other companies. The Company believes that investors and analysts may use Modified EBITDA along with other information contained in its SEC filings, in assessing the Company's ability to generate cash flow and service debt.

CONTACT: Alan Miller, CFO, or General Joseph P. Franklin, Chairman:
         TELEPHONE:(516) 794-4500
         WEBSITE: www.frequencyelectronics.com